AMENDEDED AND RESTATED LOAN AGREEMENT

THIS AGREEMENT is executed effective the 25th day of January, 2008, between SHUMATE INDUSTRIES INC., a Delaware corporation ("Industries"), SHUMATE MACHINE WORKS, INC., a Texas corporation ("Machine"), HEMIWEDGE VALVE CORPORATION, a Texas corporation ("Hemiwedge") (Industries, Machine, and Hemiwedge are sometimes collectively referred to herein as the "Borrowers"), LARRY SHUMATE, an individual, and STILLWATER NATIONAL BANK AND TRUST COMPANY, a national banking association (the "Lender").

RECITALS:

WHEREAS, the Borrowers, the Guarantors, and the Lender have entered into a certain Agreement dated October 19, 2005, as amended by a certain First Amendment to Agreement and Guarantors' Consent dated October 19, 2006, as amended by a certain Second Amendment to Agreement dated effective January 19, 2007 (collectively, the "Prior Agreement");

WHEREAS Industries, Machine and Hemiwedge are currently obligated to the Lender as follows:

Note #	Principal as of 1/25/2008	Interest as of 1/25/2008	Payoff as of 1/25/2008
5732800	$3,003,997.58	$43,609.89	$3,047,607.47
5732700	$ 893,676.40	$12,749.55	$ 906,425.95

The above described principal indebtedness, together with all interest, penalties and fees incurred in connection therewith, is referred to hereafter as the "Prior Debt" and all loan agreements, notes, security agreements, guaranties, mortgages and other documents executed in connection with the Prior Debt are hereafter referred to as the "Prior Loan Documents."

NOW, THEREFORE, in consideration of the mutual agreements between the parties, it is agreed that the Prior Agreement be amended and restated in its entirety as follows:

1. LENDING AGREEMENT. Subject to the terms and conditions hereinafter set forth, Lender agrees to lend to Borrowers and the Borrowers agree to borrow from the Lender:

1.1. Term Loan. THREE MILLION THREE HUNDRED TWENTY-NINE THOUSAND DOLLARS ($3,329,000.00) (the "Term Loan), as evidenced by the Term Note (as defined below), which funds advanced under such Note will be used by the Borrower solely for (i) the refinance of Note No. 5732800, and (ii) working capital. Absent earlier default, the unpaid principal balance of funds advanced under the Term Loan, as evidenced by the Term Note, and all accrued interest thereon will be due and payable April 19, 2010, and

1.2. Revolving Loan. ONE MILLION DOLLARS ($1,000,000.00) (the "Revolving Loan"), as evidenced by the Revolving Note (as defined below), which funds advanced under such Note will be used by the Borrower solely for (i) the refinance of Note No. 5732700, and (ii) working capital. Absent earlier default, the unpaid principal balance of funds advanced under the Revolving Loan, as evidenced by the

Revolving Note, and all accrued interest thereon will be due and payable April 19, 2009.

2. BORROWERS' NOTES. The loans to be made under this Agreement shall be evidenced as follows:

2.1. Term Note. The Term Loan will be evidenced by a promissory note of even date herewith in the principal face amount of THREE MILLION THREE HUNDRED TWENTY-NINE THOUSAND DOLLARS ($3,329,000.00), in form and substance satisfactory to the Lender (the "Term Note"). Commencing on February 28, 2008, and on the 28th day of each month thereafter, the Borrowers will make twenty-six (26) equal monthly payments in an amount sufficient to fully amortize principal and interest accruing at the Interest Rate (defined below) over sixty-four (64) months. The entire unpaid principal balance of the Term Note plus all accrued interest owing on the Term Note shall be due and payable on April 19, 2010. All interest hereon shall be calculated for the actual number of days elapsed at a per diem charge based on a year consisting of 360 days.

2.2. Revolving Note. The Revolving Loan will evidenced by a promissory note of even date herewith in the principal face amount of ONE MILLION DOLLARS ($1,000,000.00), in form and substance satisfactory to the Lender (the "Revolving Note"). It is specifically agreed that the aggregate of advances made during the term of the Revolving Note may exceed the face amount thereof, but the unpaid principal balance due on the Revolving Note will not exceed the lesser of (i) the Borrowing Base (as defined below), or (ii) the face amount of the Revolving Note.

2.2.1. Initial Balance. The initial balance of the Revolving Note will be the balance of the existing line of credit evidenced by Note No. 5732700.

2.2.2. Advances. Advances under the Revolving Note will be limited to the Borrowing Base (defined below). The Borrowing Base shall be determined on a monthly basis upon the submission to the Lender of a signed monthly borrowing base certificate" in form acceptable to the Lender. Each monthly borrowing base certificate will be supported by a current accounts receivable aging, and such other documentation that may reasonably be required by the Lender to determine the Borrowing Base. After determination of the Borrowing Base for any given month, the Borrowers may obtain advances by submitting an advance request in form acceptable to the Lender.

2.2.3. Maturity. Notwithstanding anything herein to the contrary, the Revolving Note will mature and become fully due and payable on April 19, 2009.

2.2.4. Repayment. On the ~~15th~~ 28th day of each month, commencing ~~February 15~~ January 28, 2008, the Borrowers will pay all interest accrued upon the Revolving Note at the

Interest Rate. The outstanding principal and all unpaid accrued interest will be due on April 19, 2009.

2.3. Interest. Interest on each of the credit facilities will be paid at the interest rate equal to the Prime Rate plus two percent (2 %) per annum, adjusted on each day on which a change in the Prime Rate occurs (the "Interest Rate"). "Prime Rate" means the prime rate as published in the "Money Rates Section" of the *Wall Street Journal*, which rate is not necessarily the lowest rate of interest charged by the Lender. All interest on the Term Note and Revolving Note will be calculated for the actual number of days elapsed at a per diem charge based on a year consisting of 360 days.

2.4. Notation of Advances. The Lender shall have the right (acting at its sole discretion with or without the consent of Borrowers) from time make notations of advances by it to Borrowers and payments to it by Borrowers on any liability ledger records maintained by or for the Lender as to indebtedness of Borrowers, and such ledger shall be presumed correct until the contrary is established by Borrowers. Upon demand by the Lender at any time or from time to time, Borrowers will confirm and admit by signed writing the exact amount of indebtedness for principal and interest then outstanding under this Agreement. Any billing statement or accounting rendered by or for the Lender shall be conclusive and fully binding on Borrowers unless specific written notice of exception is given to the Lender by Borrowers within thirty (30) days thereafter.

2.5. Authority to Request Advances. The Lender may make loans in any amount and in any manner requested orally or in writing by any officer or agent of Borrowers or by any person reasonably believed by the Lender to be an officer or agent of Borrowers. Loan proceeds may be disbursed by deposit in any deposit account of Borrowers.

2.6. Prepayment. Borrowers may prepay the credit facilities at any time, without premium or penalty. Each prepayment will be applied by the Lender first to the payment of unpaid fees and expenses, then to accrued interest on the Revolving Note and then to the payment of principal. If at any time the aggregate outstanding principal balance of the debt under the Revolving Note exceeds the amount then permitted under the Borrowing Base, Borrowers shall immediately, without notice or demand, make payment upon the Revolving Note in an amount equal to the excess.

2.7. Lending Restrictions. Notwithstanding any other provision of this Agreement or the other Restructure Documents, any advance herein provided for will not be required to be made by the Lender: (a) if after making such advance, the Lender would, as determined in the sole discretion of the Lender, exercised in good faith, be in violation of any regulatory requirements imposed by any branch of government of the United States of America or any state thereof; (b) if any event of Default (as defined in Section 12 below) has occurred and has not been cured by Borrowers or waived by the Lender; (c) if, since the closing date and up to the date of the advance request, any litigation or governmental proceeding has been instituted against

Borrowers or any of the Collateral (defined below), which, if decided adversely, will, in the reasonable opinion of the Lender, adversely affect to a material extent, the financial condition or continued operation of Borrowers; or (d) if, since the closing date and up to the date of the advance request, any loss, destruction, liens, claims, or encumbrances against any of the Collateral (other than those in favor of the Lender) have occurred, been made or filed and have not been removed or settled to the satisfaction of the Lender.

3. BORROWING BASE. "Borrowing Base" means, as of any given date, the sum of the following: (1) eighty percent (80%), or at the Lender's sole discretion any lesser percentage designated upon sixty (60) days notice, of Eligible Trade Accounts Receivable, plus (2) fifty percent (50%) of the value of the inventory with such inventory availability being limited to fifty percent (50%) of the borrowing base and capped at $100,000, up to a maximum of One Million and No/100 Dollars ($1,000,000.00) and subject to the following:

3.1. "Trade Accounts Receivable" means, as of any given date, all accounts receivable of Borrowers for goods sold and delivered and services rendered by Borrowers in the ordinary course of the business presently conducted by each of them and representing amounts then invoiced and due and owing. A Trade Account Receivable shall be an "Eligible Trade Account Receivable," and shall be included in the Borrowing Base, only if and so long as it meets each and all of the following requirements:

3.1.1. It is a valid, genuine and legally enforceable obligation, subject to no defense, set off or counter-claim, of the account debtor or other obligor named herein or in the records of Borrowers pertaining thereto, and Borrowers have not received from the account debtor or other obligor any notification repudiating such obligation or asserting that such obligation is subject to any defense, set off or counterclaim; and

3.1.2. It is owned by Borrowers free and clear of all interests, liens, attachments, encumbrances, and security interests except the security interest granted to the Lender pursuant to this Agreement; and

3.1.3. The account debtor or other obligor is located in the United States; and

3.1.4. Not more than ninety (90) days have expired since the date of invoice; or, if the Lender in its sole discretion accepts as eligible a Trade Account Receivable which is due on a date stated in the invoice, not more than thirty (30) days have expired since the date stated; and

3.1.5. Borrowers have not received notice from the Lender that the credit of the account debtor is not satisfactory to the Lender for any reason; and

3.1.6. The account debtor is not an entity in which Borrowers have a controlling interest; and

3.1.7. Eligible Trade Accounts Receivable shall not include any account receivable of the same account debtor to Industries, Machine, or any or the Guarantors in excess of fifteen percent (15%) of the then Eligible Trade Accounts Receivable calculated after ineligible accounts; and

3.1.8. The entire receivable of one account debtor becomes ineligible if more than ten percent (10%) of the total due is over ninety (90) days past due, unless the ten percent (10%) over ninety (90) days is attributable to an isolated dispute over a specific invoice.

3.2. The value of Inventory used in determining the Borrowing Base shall equal the value of raw material plus the value of finished product and shall not include the value of any work in progress.

4. COLLATERAL SECURITY. The property described below shall be referred to collectively as the "Collateral." The performance of all covenants and agreements contained in this Agreement and in the other documents executed or delivered as a part of this transaction and the payment of the notes and all renewals, amendments and modifications thereof shall be secured by the following, which shall be delivered at the Closing:

4.1. Security Agreement. Borrowers will grant to the Lender a security interest covering the following:

4.1.1. Accounts. All of Borrowers' accounts and contracts receivable of any kind whether now existing or hereafter arising (herein called the "Accounts"); all chattel papers, documents and instruments relating to the Accounts; and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any Accounts or any such chattel papers, documents and instruments;

4.1.2. Furniture, Fixtures, and Equipment. All of Borrowers' furniture, fixtures and equipment in all of its forms whether now owned or hereafter acquired and wherever located (herein called the "Equipment"); all parts thereof and all accessions or additions thereto, whether now owned or hereafter acquired;

4.1.3. General Intangibles. All of Borrowers' general intangibles of any kind whether now existing or hereafter arising (herein called the "General Intangibles"); all chattel papers, documents and instruments relating to the General Intangibles; and all rights now or hereafter existing in and to all security agreements, leases, licenses, permits, patents, distribution agreements and contracts securing or otherwise relating to any General Intangibles or any such chattel papers, documents and instruments and all of Borrowers' lien rights against other persons whether statutory, contractual, or by common law with respect to the leases, Inventory or other collateral described in this Agreement;

4.1.4. Inventory. All of Borrowers' inventory in all of its forms whether now owned or hereafter acquired and wherever located (herein called the "Inventory"), and all accessions or additions thereto and products thereof, whether now owned or hereafter acquired;

4.1.5. Stock. One hundred percent (100%) of the issued and outstanding shares of the capital stock of Machine and Hemiwedge.

4.1.6. Other. Without in any way limiting or modifying the foregoing in any respect, all of Borrowers' goods, chattels, business records, contracts, contract rights, advertising agreements, tax refunds, documents of title, fixtures, insurance policies and proceeds, patents, trademarks, service marks, logos, trade names, copyrights and applications therefor, licenses, licensing fees, permits, approvals, consents, certificates, stock, surveys, engineering reports, tools, landscaping, machinery, furniture, furnishing, business machines, appliances, vehicles, trailers, rolling stock, deposits, security deposits, money, securities, claims, demands, causes of action, refunds, rebates, income and all other tangible and intangible real, personal or mixed property whether now owned or hereafter acquired;

4.1.7. Additional Property. Any additional Property from time to time delivered to or deposited with the Lender as security pursuant to the terms of this Agreement; and

4.1.8. Proceeds. All proceeds, products, additions to, replacements of, substitutions for, and accessions of any and all Property described above.

4.2. Security Agreement from Larry Shumate. Larry Shumate will execute and deliver to the Lender a Security Agreement granting the Lender a security interest covering the following property:

Hitachi Model HG630I
Description - Six pallet CNC Horizontal Machining Center
Serial Number HG62149

4.3 Lockbox Agreement. The Lender and Borrowers agree that (i) Lender will establish a lockbox account (the "Lockbox") for the receipt of payments on account and accounts receivable of Borrowers; (ii) Borrowers will cooperate with Lender to assure that all account debtors of Borrowers are notified to make payments on account to the Lockbox; and (iii) without limiting the requirement that all account debtors make payment only to the Lockbox, any payments received directly by Borrowers will be deposited before 11:00 a.m. the following business day into the Lockbox. The Lockbox will be swept by the Lender on a daily basis and the funds therein will be applied to the principal balance on the Revolving Note, provided however, that, on or about the 15th day of each month, the funds swept from the

lockbox will be applied first to pay the outstanding interest on the Revolving Note and then to principal balance.

5. CONDITIONS OF LENDING. The obligation of the Lender to perform this Agreement and to make the initial or any future advances under any of the notes executed pursuant to the Agreement is subject to the continued performance by Industries, Machine, and Hemiwedge of the following conditions precedent:

5.1. Restructure Documents; Collateral. The Restructure Documents and all other instruments and documents incidental to the transactions contemplated hereby shall have been duly executed, acknowledged (where appropriate), and delivered to the Lender by Borrowers, all in form and substance satisfactory to the Lender.

5.2. Prohibitive Orders. No order, writ or injunction of any court or administrative agency is in effect or is being sought prohibiting the transactions contemplated by this Agreement or the other Restructure Documents.

5.3. Authority. The Lender shall have received a certificate of incorporation, certificate of good standing, a certified copy of the bylaws and certified copies of corporate resolutions and other documents reasonably required to authorize the execution, delivery and performance of the Restructure Documents by Borrowers, all in form and substance satisfactory to the Lender.

5.4. Representations and Warranties. The representations and warranties set forth in this Agreement shall be true and correct on and as of Closing, the initial advance, and each additional advance with the same effect as if such representations and warranties had been made on and as of such date and there shall have occurred.

5.5. Opinion of Counsel. The Lender shall have received an opinion of counsel for Borrowers stating that, subject to standard assumptions, qualifications, exceptions, and limitations):

5.5.1. Organization and Existence. Borrowers are corporations duly incorporated and validly existing under the laws of their respective states of incorporation. Borrowers have the corporate power to execute, deliver and perform their respective obligations under the Restructure Documents and to own their respective properties and to conduct their respective businesses in the manner presently conducted, except where the failure to so qualify would not have a material adverse effect on Borrowers.

5.5.2. Power and Authority; Validity. Each of the Restructure Documents has been duly authorized, executed and delivered by Borrowers, and if an action or proceeding was brought in a California court to enforce any Transaction Document and the court was to apply the laws of the State of California to govern and interpret such Transaction Document, the Transaction Document

would constitute the valid and binding obligation of Borrowers, enforceable against it in accordance with its terms;

5.5.3. No Violations. The execution and delivery by Borrowers of the Restructure Documents and the consummation by Borrowers of the transactions contemplated thereby will not contravene, breach or result in any default under the certificate of incorporation or bylaws of Borrowers or, to counsel's knowledge, under any agreement or other legally binding instrument to which Borrowers is a party, and, to counsel's knowledge, will not result in the violation by Borrowers of any statute, regulation or law to which Borrowers are subject, except in each case, for conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated by the Restructure Documents or have a material adverse effect on the Lender.

5.5.4. Collateral. If an action or proceeding was brought to enforce any security interest under the Restructure Documents and the court was to apply the Model Uniform Commercial Code to govern and interpret the Restructure Documents, the Restructure Documents are sufficient to create in favor of the Lender an enforceable security interest in those items and types of collateral described in the Restructure Documents to the extent provided by the Model Uniform Commercial Code.

5.6. No Default. There shall not exist any Event of Default under this Agreement or any event which, with the giving of notice or the lapse of time (or both) would become an Event of Default thereunder; and

5.7. Deliveries. Borrowers shall have delivered the following to the Lender:

5.7.1. Notes. The Term Note and the Revolving Note;

5.7.2. Security Agreement. A security agreement duly executed by Industries, Machine and Hemiwedge in form and substance satisfactory to the Lender, granting the Lender a security interest in the Collateral;

5.7.3. Resolutions. Copies of resolutions of the board of directors of Industries, Machine and Hemiwedge authorizing the execution, delivery and performance of the Restructure Documents by Borrowers;

5.7.4. Articles and Certificate. A copy of the articles of incorporation of Borrowers and a certificate of good standing as to Borrowers issued by the secretary of state of the appropriate state;

5.7.5. Schedules. All collateral schedules, financing statements, security interest, subordination agreements, releases and termination statements

which the Lender may request to assure the creation, perfection and priority of the security interests created by the security agreement;

5.7.6. Lock Box Agreement. Lock box agreement duly executed by Borrowers in form and substance satisfactory to the Lender, defining how payments of accounts receivable are to be paid and accounted for;

5.7.7. UCC Financing Statements. UCC financing statements describing the collateral securing the repayment of the indebtedness and UCC financing statements for Borrowers;

6. REPRESENTATIONS AND WARRANTIES. To induce the Lender to enter into this Agreement and to make advances to Borrowers pursuant hereto, Borrowers jointly and severally represent and warrant to the Lender that:

6.1. Existence and Power. Borrowers are and will continue to be corporations duly formed and validly existing in good standing under the laws of their respective states of organization and are authorized and qualified to do business in each state where, because of the nature of the activities or assets, such qualification is required, except those states where failure to so qualify will not have a material adverse effect; Borrowers have adequate power, authority, and legal right to own, operate and hold the Collateral; Borrowers are or will be at the time of acquisition, duly authorized, qualified and licensed under all applicable laws, regulations, ordinances or orders of public authorities to carry on their business in the operation and ownership of the Collateral; Borrowers have adequate authority, power and legal right to enter into, execute, deliver and perform the terms of the Restructure Documents, to borrow money and to give security for borrowings as contemplated by the Restructure Documents and to consummate the transactions contemplated thereby, and in doing so, none of the Borrowers will violate any law or the provisions of any articles, charter or bylaws or any other agreement or instrument binding upon Borrowers or the Collateral. The Restructure Documents, upon their execution and delivery, will constitute valid, legal and binding Indebtedness of Borrowers, enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor's rights.

6.2. No Usury. The transaction evidenced by this Agreement does not violate any usury law or other law relating to the payment of interest on loans.

6.3. Regulatory Compliance. The authorization, execution, delivery, and performance of this Agreement and each and every Restructure Document are not and will not be subject to the jurisdiction, approval or consent of, or to any requirement of registration with or notification to, any federal, state or local regulatory body or administrative agency, other than the filing of a preliminary and a definitive information statement under Section 14 of the Securities Exchange Act of 1934, as amended, and any notice filings under federal and state securities laws;

6.4. Financial Statements. Financial statements furnished to the Lender by Borrowers were prepared in accordance with generally accepted accounting principles consistently applied, except as expressly therein set forth. They present fairly the financial condition of Borrowers as of the dates thereof. The annual reports disclose fully all liabilities of Borrowers whether or not contingent, with respect to any pension plan. Since the date of the most recent financial statement, there has been no material adverse change in the financial condition of Borrowers other than as disclosed to the Lender;

6.5. Liabilities. None of the Borrowers has any material liabilities, direct or contingent, except those to Lender and those disclosed to the Lender;

6.6. Full Disclosure. Neither this Agreement, the other Restructure Documents nor any statement or documents referred to herein or delivered to the Lender by Borrowers, or any other party on their behalf contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading;

6.7. Litigation. Except as disclosed in writing to the Lender, to the knowledge of Borrowers, there is no action, suit proceeding or investigation pending, or threatened against Borrowers which, if adversely determined, would adversely affect Borrowers or impair the ability of Borrowers to carry on their businesses substantially as now conducted or contemplated or result in any substantial liability not adequately covered by insurance;

6.8. No Default. The making and performance by Borrowers of this Agreement will not violate any provision or constitute a default under any indenture, agreement, or instrument to which Borrowers may be a party or by which Borrowers or any of the Collateral is bound or affected;

6.9. Ownership of Collateral. Borrowers have or will acquire good and marketable title to the Collateral;

6.10. No Encumbrances. All assets of Borrowers are free and clear of all liens, security interests, and encumbrances, except those specifically permitted by Lender;

6.11. Priority. When the financing statements delivered pursuant to this Agreement are filed in the proper offices where Borrowers are incorporated, the Lender will have a valid and perfected first security interest in the Collateral described in the Security Agreement, subject to no prior security interest, assignment, lien or encumbrance except interests, if any, specifically approved by the Lender in writing;

6.12. Permits. Borrowers have, or will obtain, all governmental and private permits, certificates, consents and franchises which are material to the business, property, assets, operations or condition, financial or otherwise, of Borrowers to carry on their businesses as now being conducted. All such governmental and private permits,

certificates, consents and franchises are, or will be, valid and subsisting, and there is no existing violation thereof;

6.13. Taxes. Except as disclosed to the Lender, each of the Borrowers has filed all foreign, federal, state and local tax returns which are required to be filed and have paid or made provisions for payment of all taxes which have or may become due pursuant to said returns or pursuant to any assessment. None of the Borrowers knows of any basis for the assessment of any deficiency taxes;

6.14. Location of Business Records. Borrowers will give the Lender written notice of each location of Borrowers at which inventory and records of Borrowers pertaining to Collateral are kept. Except as such notice is given, all records of Borrowers pertaining to the Collateral are and will continue to be kept at Borrowers' addresses as they appear in this Agreement, or at such other address as Borrowers designate for such purpose in a written notice to the Lender.

6.15. ERISA. Each qualified retirement plan of Borrowers presently conforms and is administered in a manner consistent with the Employee Retirement Income Security Act of 1974.

6.16. Survival of Representations. All representations and warranties made by Borrowers herein will survive the Closing, and any investigation at any time made by or on behalf of the Lender will not diminish the Lender's right to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of Borrowers under or pursuant to this Agreement or in connection with the transactions contemplated hereby will constitute representations and warranties made by Borrowers hereunder.

7. AFFIRMATIVE COVENANTS. Until payment in full of the Indebtedness, Borrowers jointly and severally agree that, unless the Lender otherwise consents in writing, Borrowers will perform or cause to be performed the following agreements:

7.1. Performance of Obligations. Borrowers will promptly and punctually perform all of the obligations hereunder and under the Restructure Documents, and under all other instruments executed or delivered pursuant thereto;

7.2. Maintenance of Collateral. Maintain their properly in good working order and condition; make all needful and proper repairs, replacements, additions and improvements thereto.

7.3. Equipment Appraisal Updates. Equipment appraisal update inspections will be performed every six (6) months.

7.4. Financial Reports and Condition. Each of the Borrowers will furnish or cause to be furnished to the Lender, prepared in accordance with generally accepted accounting

principles, and certified as to truth and accuracy by either the chief executive officer or chief financial officer of each of the Borrowers, the following:

7.4.1. Weekly Borrowing Base Certificate. On a weekly basis, Borrowers will provide a Weekly Borrowing Base Certificate in a form acceptable to the Lender for reporting purposes only. For the purposes of determining credit availability, the Borrowing Base is determined on a monthly basis as provided above.

7.4.2. Projections. Borrowers will provide detailed 2008 financial statement projections by January 31, 2008, and for each year thereafter by January 31st of the subject year.

7.4.3. Quarterly Financial Statements. Borrowers will deliver quarterly financial statements of at least compiled quality by the 45th day following the end of each quarter.

7.4.4. Annual Financial Statements. Borrowers will furnish to the Lender their audited annual financial statement on or before April 15th of each year.

7.4.5. Income Tax Returns. Each of the Borrowers will furnish to the Lender copies of their respective federal income tax returns and requests for an extension of time in which to file within fifteen (15) days after filing of same.

7.4.6. Monthly Financial Reports. Within fifteen (15) days after the close of each month commencing with the month ending January 31, 2008, each of the Borrowers will furnish to the Lender the following monthly internally prepared consolidating financial statements of each of the Borrowers including the following:

a) Accounts Receivable Aging/Listings. A current aging of accounts receivable of Borrowers;

b) Inventory. A current listing of the inventory of Borrowers;

c) Balance Sheet. A balance sheet which demonstrates a "Liquidity Ratio" of 1.10 to 1.0. Borrowers will provide the Lender with within forty-five (45) days after the close of each of its fiscal year's quarter information reasonably needed by the Lender to determine the Liquidity Ratio. As used herein, Liquidity Ratio shall be defined as the ratio of Borrowers' current assets to Borrowers' current liabilities. Notwithstanding anything herein to the contrary, failure to obtain the stated Liquidity Ratio shall not be an event of default until March 31, 2006, and tested quarterly thereafter.

d) Income Statement. Beginning March 31, 2008, an income statement which demonstrates a minimum debt coverage ratio of 1.00:1, increasing by 5 basis points each quarter to 1.20 at September 30, 2008. Borrowers shall thereafter maintain a debt coverage ratio of 1.20, tested quarterly.

e) Cash Flow Statements. A statement of changes in cash and a cash flow statement of Borrowers in form satisfactory to the Lender.

7.5. Quarterly Field Audits. Borrowers will provide quarterly field audits on or before the 15th day following the end of the subject quarter with the next field audit to be completed by January 15, 2008.

7.6. Other Information. At the Lender's request from time to time, Industries and/or Machine will provide the Lender with such other information as the Lender may reasonably request regarding the business affairs or financial condition of Borrowers, and Borrowers will provide access to the Lender at all reasonable times to all agreements, purchase and sale contracts, maintenance agreements, and all other documents and information relating to the Collateral.

7.7. Taxes. All taxes which hereafter become due and assessments, governmental charges and levies which are hereafter imposed on Borrowers or their respective assets, income and profits will be paid prior to the date on which penalties attach thereto; provided that Borrowers will not be required to pay any such charge which is being contested in good faith by proper proceedings as to which adequate reserves have been established.

7.8. Tax on Indebtedness. Borrowers hereby jointly and severally agree to pay any and all taxes which may be levied or assessed directly or indirectly on the notes or any of the Restructure Documents, or the debt secured thereby, without regard to any law which may be hereafter enacted imposing payment of the whole or any part thereof upon the Lender, its successors or assigns; and, upon violation of this Agreement, or upon the rendering by any court of competent jurisdiction of a decision that such an agreement by Borrowers is legally inoperative, or if the rate of said tax, when added to the rate of interest provided for in the Term Note and Revolving Note, shall exceed the then legal rate of interest, then, and in any such event, the debt hereby secured, without deduction, shall, at the option of the Lender, become immediately due and payable, anything contained in the Restructure Documents notwithstanding; provided that Borrowers' obligation to pay such taxes shall exclude United States franchise taxes and United States taxes imposed on or measured by Lender's net income or net receipts;

7.9. Access. Borrowers shall permit any officer, employee, attorney, or accountant for the Lender or for any participant designated by the Lender, to inspect the Collateral or to review, make extracts from, or copy any and all of its corporate and financial

books, records and properties of Borrowers at all times during ordinary business hours.

7.10. Title; Pledge. Borrowers jointly and severally agree to grant to the Lender first perfected security interests covering all or any part of the Collateral. Borrowers will maintain and defend good and marketable title to the Collateral free and clear of all claims, liens or encumbrances except those in favor of the Lender.

7.11. Qualification; Licenses. Borrowers will take such actions or cause such actions to be taken as might be required to maintain Borrowers' corporate existence and all governmental and private permits, licenses and authorities of Borrowers necessary or desirable to the continuation of their businesses and will comply with all statutes and governmental regulations.

7.12. Notices. Each of the Borrowers will promptly give written notice to the Lender of: (a) any litigation commenced against or affecting any of the Borrowers, or the Collateral; (b) any dispute which exists between any of the Borrowers and any governmental regulatory body or law enforcement authority relating to any federal or state laws that could reasonably be expected to have a material adverse effect on (i) the financial condition or results of operations of each of the Borrowers, or (ii) the ability of each of the Borrowers to perform their obligations hereunder or under any other Restructure Documents; (c) any event of Default; (d) any change in the senior management of any of the Borrowers regardless of the reason for such change (i.e. action by stockholders, board of directors, death or retirement); and (e) any other matter which has resulted or could be expected to result in a material adverse change in (i) the financial condition or results of operations of any of the Borrowers or (ii) the ability of any of the Borrowers to perform under this Agreement or any of the Restructure Documents.

7.13. Additional Documents. At any time and from time to time, upon written request of the Lender, each of the Borrowers agrees to furnish any additional information and to execute any and all additional documents, not inconsistent with the provisions of this Agreement, which may be required by the Lender in connection with or pursuant to any provision set forth in this Agreement or the Restructure Documents;

7.14. Compliance with Applicable Law. Each of the Borrowers will continuously comply with all applicable regulations, rules, ordinances or orders of the United States of America, any state, or any other jurisdiction, or of any agency of federal state and local taxing authority or other agency which might materially and adversely affect the business, operations or financial condition of any of the Borrowers;

7.15. Books and Records. Each of the Borrowers will keep and maintain accurate books and records in accordance with sound accounting practices consistently applied;

7.16. Insurance. Each of the Borrowers will maintain property, liability, workman's compensation and other forms of insurance in amounts reasonably designated at any time or from time to time by the Lender;

7.17. Notice to Existing Account Debtors. Each of the Borrowers shall provide notice in accordance with the Lockbox Agreement to all existing account debtors;

7.18. Notice to New Account Debtors. Each of the Borrowers shall insert language into all new contracts notifying the contract party that Borrowers' right to payment under the contract is pledged to the Lender and shall instruct the account debtor to make such payments to the Lockbox; and

7.19. Operating Accounts. Each of the Borrowers will conduct their banking business through accounts established or to be established with the Lender for all accounts, cash and cash equivalents.

8. NEGATIVE COVENANTS. Until payment in full of the Indebtedness, Borrowers jointly and severally agree that unless the Lender otherwise consents in writing, which consent shall not be unreasonably withheld, none of the Borrowers will perform or permit to be performed any of the following acts:

8.1. Control. There shall be no change in the executive management of any of the Borrowers without the Bank's prior written consent.

8.2. Use of Loan Proceeds. Borrowers shall not permit any funds advanced to Borrowers under this Loan Agreement to be used for any purposes other than financing the businesses of Borrowers;

8.3. Other Debt. Borrowers shall not incur any additional debt in excess of $50,000 without prior approval from the Lender.

8.4. Insider Debt. Permit funds to be owing to any of the Borrowers by the directors or stockholders of Borrowers, or members of their families, on account of any loan, credit sale or other transaction or event;

8.5. Contingent Liabilities. None of the Borrowers will assume, guarantee, endorse or otherwise become contingently liable for the indebtedness of any other person, firm or corporation, except by the endorsement of negotiable instruments for deposit or collection or other similar transactions in the ordinary course of their business;

8.6. Senior Debt. None of the Borrowers will take or permit to be taken any action which would or might impair the senior position of the Lender under the Restructure Documents;

8.7. Creation of Liens. None of the Borrowers shall create, assume or suffer to exist any mortgage, pledge, lien, charge or encumbrance on any of the Collateral excluding

only encumbrances to the Lender contemplated by this Agreement, except the security interests created by the Security Agreement, liens for taxes or assessments not yet due or contested in good faith by appropriate proceedings, security interests approved by the Lender in writing, at its sole discretion, and other liens, charges and encumbrances incidental to the conduct of their business or the ownership of their property which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of their property or materially impair the use thereof in their business;

8.8. Disposition of Collateral. None of the Borrowers shall sell, convey, assign, transfer or otherwise dispose of any of the Collateral or any other assets of Borrowers except for the use of inventory in the ordinary course of business;

8.9. Liquidation or Merger. None of the Borrowers shall liquidate, dissolve, or enter into any consolidation, merger, sale of substantially all of its assets, or other business combination, and none of the Borrowers shall discontinue or substantially alter the normal operation of their respective businesses.

8.10. Distribution. Borrowers shall not: (a) declare or pay any dividends, stock bonuses or any other distributions to any stockholder or any other person; or (b) authorize or make any other distribution to any stockholder, subsidiary, affiliate or person of any of the assets or business of Borrowers;

8.11. Stock Redemption. None of the Borrowers shall purchase, acquire, redeem, retire or call or make any commitment to purchase, acquire, redeem, retire or call any of the capital stock or other equity instruments of any of the Borrowers, except pursuant to an "employee benefit plan" as defined in the Securities Act of 1933, as amended;

8.12. Excessive Compensation. Borrowers shall not pay excessive or unreasonable salaries, bonuses, fees, commissions or other compensation;

8.13. Investments. None of the Borrowers shall purchase stock or securities of, extend credit to or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation, except direct obligations of the United States and commercial lender deposits;

8.14. Margin Stock. None of the Borrowers shall use any of the proceeds received from the Lender for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System;

8.15. Purchase of Property. None of the Borrowers shall acquire equipment valued in excess of $50,000 without prior Lender approval. Acquisition includes every means of acquiring new equipment including capital leases, true leases or any other arrangement by which Borrowers undertake to pay monthly obligations in excess of $1,500 related to such equipment.

8.16. Default. Borrowers shall not permit any default or event of default to occur under any note, loan agreement, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon Borrowers;

8.17. Other Agreements. None of the Borrowers shall enter into any agreement that limits or restricts the ability of any of the Borrowers to comply with the terms of the Restructure Documents.

9. EVENTS OF DEFAULT. Unless consented to by the Lender, the occurrence of any of the following events will constitute a "Default" under the Restructure Documents:

9.1. Nonpayment of Note. Default in payment when due of any interest or principal of any of the notes when and such failure shall continue for five (5) calendar days.

9.2. Other Nonpayment. Default in payment when due of any other indebtedness payable to the Lender under the terms of the Restructure Documents and such failure shall continue for five (5) calendar days;

9.3. Breach of Agreement. Default by any of the Borrowers in the performance or observance of any covenant contained in the Restructure Documents or under the terms of any other instrument delivered to the Lender in connection with any of the Restructure Documents when such failure continues for a period of ten (10) calendar days;

9.4. Representations and Warranties. Any representation, statement, certificate, schedule or report made or furnished to the Lender on behalf of any of the Borrowers proves to be false or erroneous in any material respect at the time of the making thereof or any warranty ceases to be complied with in any material respect;

9.5. Default on Substantial Obligations. Any of the Borrowers shall fail to pay when due any substantial liability or liabilities owed to persons other than the Lender; or the maturity of any such liability or liabilities shall be accelerated; or any breach, default or event of default shall occur under any indenture, loan agreement, note or agreement pertaining to any such liability, entitling a creditor or representative of creditors of any of the Borrowers, acting with or without the consent or concurrence of other creditors and with or without notice or a period of grace, to accelerate the maturity of or demand payment of any such liability, whether such breach, default or event of default is waived by the creditor so entitled. "Substantial" for these purposes, means in excess of Twenty-Five Thousand and No/100 Dollars ($25,000);

9.6. Insolvency. The making of an assignment for the benefit of the creditors of any of the Borrowers;

9.7. Bankruptcy. The institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against any of the Borrowers under the Bankruptcy

Code, as amended, or under any other laws, whether state or federal, for the relief of any of the Borrowers, now or hereafter existing;

9.8. Receivership. The appointment of a receiver or trustee for any of the Borrowers, or for any substantial part of the Collateral, or the discontinuance of business or a material adverse change in the nature of the business of any of the Borrowers or in the financial condition of any of the Borrowers;

9.9. Benefit Plan Insecurity. Any event or reportable event which the Lender in good faith determines to constitute potential grounds for the termination of any employee benefit plan or other plan maintained for employees of any of the Borrowers, or for the appointment of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) calendar days after written notice to such effect shall have been given by the Lender to Borrowers; or any such plan shall be terminated, or a trustee shall be appointed to administer any such plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such plan or to appoint a trustee to administer any such plan;

9.10. Judgment. Entry by any court of a final judgment against any of the Borrowers or an attachment of any portion of the Collateral;

9.11. Termination of Corporate Existence. The cessation by any of the Borrowers to be a validly existing corporation under the laws of their respective states of organization; or

9.12. Failure of Liens. Failure of the Lender's security interests covering the Collateral to constitute first and prior liens on any of the Collateral.

10. REMEDIES. On the occurrence of any event of Default which has not been timely cured, the Lender may terminate all Indebtedness of the Lender under the Restructure Documents, including, without limitation, any obligation to make advances under the Revolving Note, and may exercise any one or more of the following options:

10.1. Termination of Lender Obligations. The Lender may terminate the obligations of the Lender under this Agreement.

10.2. Acceleration. The Lender may declare the Indebtedness evidenced to be immediately due and payable, and the same shall thereupon be immediately due and payable, without notice or presentment or other demand, and the Lender thereupon may exercise and enforce all rights and remedies available to it to collect the Indebtedness;

10.3. Selective Enforcement. In the event the Lender elects to selectively and successively enforce the Lender's rights under any one or more of the instruments securing payment of the Indebtedness, such action will not be deemed a waiver or discharge

of any other lien or encumbrance securing payment of the Indebtedness until such time as the Lender has been paid in full all sums advanced by the Lender;

10.4. Waiver of Event of Default. The Lender may, by an instrument in writing signed by the Lender, waive any event of Default that has occurred and any of the consequences of such event of Default; and in such event, Borrowers will be restored to their respective former positions, rights and Indebtedness under the Restructure Documents. Any event of Default so waived will, for all purposes of this Agreement, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other event of Default or impair any consequence of such subsequent or other event of Default. The rights and remedies of the Lender shall be cumulative and the exercise or enforcement of any one right or remedy shall neither be a condition to nor bar the exercise and enforcement of any other;

10.5. Performance by Lender. In the event Borrowers fail to cure any Default in the time provided by the Lender, the Lender will at any time thereafter have the right (but not the obligation) to pay any claim or lien (whether prior or subordinate to liens held by the Lender) affecting the Collateral and to take possession of the Collateral in such manner as the Lender determines. Borrowers hereby jointly and severally authorize the Lender to increase the indebtedness owing by Borrowers to the Lender by the cost of satisfying claims against the Collateral and the cost of repossession of the Collateral and agree that the Restructure Documents will evidence and secure payment of such costs whether or not the total funds advanced exceed the face amount of the Restructure Documents;

10.6. Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative; and

10.7. Setoff. Regardless of the adequacy of any other Collateral held by the Lender, any deposits or other sums credited by or due from the Lender to Borrowers will at all times constitute collateral security for all of the Indebtedness of Borrowers and may be set off against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrowers to the Lender. The rights granted by this paragraph will be in addition to the rights of the Lender under any statutory lien.

11. MISCELLANEOUS. It is further agreed as follows:

11.1. Recitals. The recitals are hereby acknowledged by the parties to be true and correct and are adopted and incorporated herein as material terms of this Agreement.

11.2. Hold Harmless. Each party hereby agrees to indemnify and hold any other party to this Agreement harmless from all liability, loss, damage or expense, including reasonable attorney's fees, whether incurred under retainer, salary or otherwise, that such party may incur in good faith in compliance with or the enforcement of the terms of this Agreement or any of the Restructure Documents.

11.3. Supersession. It is agreed and understood between Borrowers and the Lender that: (a) except to the extent the Prior Loan Documents are amended hereby, at and after the Closing, the Prior Loans will remain in full force and effect; and (b) the execution of this Agreement will not discharge, interrupt, impair, abate or otherwise modify the priority or the validity of any lien or security interest securing payment of the indebtedness evidenced by the Prior Loan Documents.

11.4. Notices. All notices, requests and demands will be served by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission confirmed by mailing written confirmation at substantially the same time as such rapid transmission, as follows:

Borrowers -	12060 FM 3083 Conroe, TX 77301 Attn: Matthew C. Flemming, CFO Fax: (936) 539-9396
With a copy to -	Marc A. Indeglia Spectrum Law Group, LLP 1900 Main Street, Suite 125 Irvine, CA 92614 Fax: (949) 851-5940
The Lender -	Stillwater National Bank and Trust Company 6301 Waterford Boulevard, Suite 101 Oklahoma City, OK 73118 Attn: Michael Mattson, Vice President Fax: (918) 523-3892
With a copy to -	Bryan J. Wells Conner & Winters, P.C. 211 N. Robinson 1700 One Leadership Square Oklahoma City, Oklahoma 73102 Fax: (405) 232-2695

or at such other address as any party designates for such purpose in a written notice to the other parties. Notices will be deemed to have been given on the date notice is

sent by rapid transmission or three business days after notice is placed in the mail, properly addressed, postage prepaid.

11.5. Construction. Nothing contained in this Agreement will be construed to constitute the Lender as a joint venturer with Borrowers or to constitute a partnership. The descriptive headings of the paragraphs of this Agreement are for convenience only and are not to be used in the construction of the content of this Agreement. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

11.6. Venue. This Agreement and the documents issued hereunder are executed and delivered as an incident to a lending transaction negotiated and to be performed in Oklahoma City, Oklahoma County, Oklahoma. The Restructure Documents are intended to constitute a contract made under the laws of the State of Oklahoma and to be construed in accordance with the internal laws of said state. Borrowers and the Lender hereby waive all objections and consent to the jurisdiction and venue of any state or federal court sitting in Oklahoma County, Oklahoma.

11.7. Severability. In case any one or more of the provisions contained in the Restructure Documents should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction; and the validity, legality and enforceability of the remaining provisions contained herein and therein will not in any way be affected or impaired thereby.

11.8. No Oral Modification. This Agreement may not be amended, altered, modified or changed verbally, but only by an agreement in writing signed by the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.

11.9. Extension of Loan Term. It is understood that the Lender is under no obligation to extend the term of this Agreement beyond the maturity of any of the notes and that any such extension will be made at the Lender's sole discretion. Any such extension will be evidenced by the acceptance by the Lender of a promissory note renewing and extending the time of payment of any of the notes on terms acceptable to the Lender.

11.10. No Waiver. No advance of loan proceeds under any of the Restructure Documents will constitute a waiver of any of the representations, warranties, conditions or covenants of Borrowers under the Restructure Documents. In the event Borrowers are unable to satisfy any warranty, condition or covenant contained in the Restructure Documents, no advance of loan proceeds will preclude the Lender from thereafter declaring such inability to be an event of Default.

11.11. Exclusive Benefit. All provisions of the Restructure Documents are for the sole and exclusive benefit of the Lender and Borrowers and no other person will have standing to require satisfaction of the provisions thereof or be entitled to assume that advances thereunder will not be made by the Lender in the absence of strict compliance with the provisions of the Restructure Documents. Any and all provisions of the Restructure Documents may be waived by the Lender in whole or in part at any time if, in the sole discretion of the Lender, it is advisable to do so.

11.12. Application of Loan Proceeds. The Lender may apply the loan proceeds under the notes to the satisfaction of any condition, warranty or covenant of Borrowers under any of the Restructure Documents, and any proceeds so applied will be considered as a part of the loan proceeds advanced and will be secured by the Restructure Documents.

11.13. Binding Effect. This Agreement will be binding on Borrowers and their successors and permitted assigns and will inure to the benefit of the Lender and the Lender's successors and assigns.

11.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The parties to this Agreement may rely upon original, fax, digital or scanned signatures in the execution of this Agreement.

IN WITNESS WHEREOF, Borrowers and the Lender have duly executed this Agreement effective the date first above written.

SHUMATE INDUSTRIES, INC., a Delaware corporation

By: ______________________________
Name: Matthew C. Flemming
Title: Chief Financial Officer

SHUMATE MACHINE WORKS, INC.
a Texas corporation

By: ______________________________
Name: Matthew C. Flemming
Title: Chief Financial Officer

HEMIWEDGE VALVE CORPORATION, a Texas corporation

By: ______________________
Name: Larry C Shumate
Title: President

(the "Borrowers")

____
LARRY SHUMATE, Individually

STILLWATER NATIONAL BANK AND TRUST COMPANY, a national banking association

By: ______________________
Name: ~~Senior Vice~~ Michael Mattox
Title: Senior Vice President

(the "Lender")

K:\07898 SNB\149 EXCALIBUR HOLDINGS\JANUARY 2008 AMENDED AND RESTATED\AMENDED AND RESTATED LOAN AGREEMENT.DOC